Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between (A) Adam Lee White (“Employee” or “you”), and (B) Bakkt, LLC, on behalf of (i) itself and its past and/or present subsidiaries, parents, divisions, affiliates, related business entities, successors, and assigns (including without limitation Bakkt Holdings, Inc., Intercontinental Exchange, Inc., and any respective affiliates thereof) (collectively, “Bakkt” or the “Company”), and (ii) and each of its or their assets, employee benefit plans or funds, past and/or present directors, officers, fiduciaries, agents, trustees, administrators, employees and assigns, whether acting as agents for Bakkt or in individual capacities (collectively, along with Bakkt, the “Bakkt Entities”).

1. Concluding Employment.

(a) Separation of Employment. Your employment with Bakkt will terminate on December 31, 2021 (the “Separation Date”). You will continue to receive your current base salary earned through the Separation Date, less applicable tax withholdings and authorized deductions. After the Separation Date, you will not represent yourself as being an employee, officer, agent or representative of any Bakkt Entity for any purpose. This means that, among other things, as of the Separation Date, you must update any references to your company affiliation in social media sites controlled by you (such as a LinkedIn profile). Upon the Separation Date, you will be deemed to have resigned from any and all positions with any Bakkt Entity, including but not limited to as CEO and Board member of Bakkt Trust Company LLC.

(b) Employee Benefits. The Separation Date will be the Separation Date of your employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through the Bakkt Entities, except as otherwise provided herein. Your rights and obligations will be governed by the applicable terms of any such plan(s), any elections made by you thereunder, and applicable law.

(i) Group Health Insurance Coverage. If you are enrolled in group health insurance coverage(s) provided by Bakkt, such coverage(s) will continue through the end of the calendar month of the Separation Date and you may elect to continue such coverage(s) thereafter at your own expense pursuant to COBRA and in accordance with the applicable group health insurance plan. Additional information about continuation coverage under COBRA will be provided to you separately.

(ii) Business Expenses. You will be paid for unreimbursed business expenses submitted by you previously or within two (2) weeks of the Separation Date (subject to applicable guidelines and practices). You are also required to pay in full any outstanding balance on any payment card issued by Bakkt (e.g., an Amex corporate card) no later than five (5) days following the Separation Date; you further agree that, to the extent you fail to do so, Bakkt may reduce or recover any payment due to you in respect of such unpaid balance.

(iii) Retirement Plan Benefits. To the extent that you have accrued, vested benefits under any qualified retirement plan sponsored by any Bakkt Entity (such as a 401(k) plan), your rights and obligations will be governed by the applicable terms of any such plan(s), any elections made by you thereunder, and applicable law.

2. Retained Equity Treatment. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, your initial award of 18,750,000 Preferred Incentive Units under the Second Amended and Restated Equity Incentive Plan of Bakkt Holdings, LLC (the “Plan”) will be treated as follows:

(a) You will deemed to have retained 14,062,500 preferred incentive units (the “Retained Incentive Units”), all of which be deemed to have vested as of October 15, 2021, the date that the Company completed its merger with VPC Impact Acquisition Holdings. As set forth in the Company’s letter to all Preferred Incentive Unit Holders dated April 26, 2021, the Retained Incentive Units will convert into rights to receive Common Units of Bakkt Holdings, LLC and Class V Shares of Bakkt Holdings, Inc. once the six-month lock-up expires on April 15, 2022.

(b) Other than the Retained Incentive Units, all units issued to you under the Plan will be forfeited as of the Separation Date without consideration.

The equity treatment in this Section 2 is referred to as the “Retained Equity Treatment.”

3. Acknowledgement. You acknowledge and agree that the Retained Equity Treatment: (a) is in full discharge of any and all liabilities and obligations of the Bakkt Entities to you, monetarily or with respect to employee benefits or otherwise (other than with respect to accrued and vested benefits under the terms of an applicable employee benefit or retirement plan of the Bakkt Entities and applicable law); and (b) exceeds any payment, benefit, or other thing of value to which you might otherwise be entitled under any policy, plan or procedure of any of the Bakkt Entities and/or any agreement between you and any of the Bakkt Entities.

4. Release.

(a) In consideration for the Retained Equity Treatment, you, for yourself and for your heirs, executors, administrators, trustees, legal representatives and assigns (hereinafter referred to collectively as “Releasors”), forever release and discharge the Bakkt Entities from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which you ever had, now have, or may have against any of the Bakkt Entities by reason of any act, omission, transaction, practice, plan, policy, procedure, conduct, occurrence, or other matter up to and including the date on which you sign this Agreement (other than claims for accrued and vested benefits under any applicable employee benefit or retirement plan of the Bakkt Entities, subject to the terms and conditions of such plan(s) and applicable law); and

(b) Without limiting the generality of the foregoing, this Agreement is intended to and will release the Bakkt Entities from any and all claims, whether known or unknown, which Releasors ever had, now have, or may have against the Bakkt Entities arising out of your employment and/or your separation from that employment, including, but not limited to: (i) any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Employee Retirement Income Security Act of 1974 (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Bakkt Entities subject to the terms and conditions of such plan and applicable law), and the Family and Medical Leave Act; (ii) any other claim (whether based on federal, state, or local law, statutory or decisional) relating to or arising out of your employment, the terms and conditions of such employment, the termination of such employment, and/or any of the events relating directly or indirectly to or surrounding the termination of that employment, including but not limited to breach of contract (express or implied), wrongful discharge, retaliation, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iii) any claim for attorneys’ fees, costs, disbursements and/or the like. With respect to unknown claims, you expressly waive (and understand the significance of doing so) all rights you might have under any law that is intended to protect you from waiving such claims.

(c) Nothing in this waiver and release of claims will be a waiver or release of (i) claims that may arise after the date on which you sign this Agreement, (ii) your rights (if any) under COBRA, (iii) any rights to accrued, vested benefits under any employee benefit, retirement, or insurance plan of the Bakkt Entities, (iv) claims relating to any obligations of Bakkt under this Agreement, (v) any unemployment insurance and workers compensation claim, or (vi) any claims that cannot be waived by law.

5. Non-Disparagement. You agree that you will not disparage, or encourage or induce others to disparage, any of the Bakkt Entities. For the purposes of the preceding sentence, the term “disparage” includes, without limitation, comments or statements made in any manner or medium (including, without limitation, to the press and/or media, the Bakkt Entities, or any individual or entity) which would adversely affect in any manner (i) the conduct of the business of any of the Bakkt Entities (including, without limitation, any Bakkt Entity’s business plans or prospects), or (ii) the business reputation of any Bakkt Entity.

6. Continuing Duties.

(a) Cooperation. You agree that you will cooperate fully with the Company regarding any transitional assistance that may be requested by the Company, including but not limited to answering questions about matters relating to the business of the Company or its affiliates as to which you have knowledge. You also agree that you will provide reasonable cooperation to Bakkt and/or the Bakkt Entities and its or their respective counsel in connection with any investigation, regulatory matter, administrative proceeding or litigation relating to any matter that occurred during your employment in which you were involved or of which you have knowledge. Bakkt will reimburse you for reasonable out of pocket expenses that you incur as a result of your cooperation in an investigation or litigation if incurred with advance notice to and consent from Bakkt. Promptly following the Separation Date, the Company agrees to take all necessary steps to remove you as an identified Company representative on any Nationwide Multistate Licensing System & Registry documents, including but not limited to the MU2 form, as well as any other regulatory filing which currently identifies you as such a representative.

(b) Notice of Information Requests. You agree that, in the event you are requested or directed (whether by subpoena or otherwise) by any person or entity (including, but not limited to, any government agency) to provide information or give testimony (in any investigation, administrative proceeding, regulatory matter, litigation, or otherwise) which in any way relates to your employment by Bakkt and/or the Bakkt Entities, you will give prompt notice of such request to Kim Jimenez at kim.jimenez@bakkt.com or 10000 Avalon Boulevard, Suite

1000, Alpharetta, GA 30009 (or her successor or designee) and, unless compelled otherwise by court order, will make no disclosure until Bakkt and/or the Bakkt Entities have had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure (if it elects to contest such disclosure, Bakkt will not unreasonably delay doing so). Notwithstanding the foregoing, nothing herein will require you to be in contempt of lawful process.

(c) Inquiries. On or about the Separation Date, you will be provided with information concerning the response on behalf of Bakkt to any person or entity that seeks to inquire about your Bakkt employment. Any response on behalf of Bakkt to such inquiry will include only your dates of employment and last position held (and, only with your specific written consent at the time of such inquiry, your last salary). Nothing in this paragraph will restrict Bakkt’s ability to provide complete information with respect to your employment when required to do so under applicable regulatory requirements and/or pursuant to any governmental administrative and/or legal proceeding. Notwithstanding any of the foregoing to the contrary, the Company agrees to state only the following in any affirmative public statement or press release concerning your departure from the Company, or any response to any press inquiry regarding the same: “As a founding executive, Adam has been an important part of Bakkt and we wish him well in his next chapter.”

7. Confidentiality. The terms and conditions of this Agreement are and will be deemed to be confidential, and will not be disclosed by you in any manner or medium to any person or entity without the prior written consent of Bakkt, except (a) as otherwise provided in this Agreement, and (b) to your accountants, financial advisors, attorneys and/or immediate family, provided that, to the maximum extent permitted by applicable law, rule, code or regulation, they agree with you to maintain the confidentiality of this Agreement. You further represent that you have not disclosed the terms and conditions of this Agreement to anyone other than your attorneys, accountants, financial advisors, and/or immediate family. You acknowledge and agree that Bakkt will be required to disclose your separation as required by the rules and regulations of the Securities and Exchange Commission, including by filing a Form 8-K, which you will have a reasonable opportunity to review and comment upon before it is filed.

8. Confidential Information, Intellectual Property, and Post-Employment Restrictions.

(a) You acknowledge that during the course of your employment with the Bakkt Entities, you have had access to Confidential Information (as defined herein) and that such Confidential Information constitutes a valuable asset of the Bakkt Entities. You will not, directly or indirectly, without the prior written consent of Bakkt or as otherwise provided in this Agreement, use or disclose or enable anyone else to use or disclose any Confidential Information of the Bakkt Entities (whether or not developed by you). As used herein, the term “Confidential Information” will mean all non-public, proprietary or confidential information; other information relating to Bakkt and/or the Bakkt Entities and their respective business that is not generally known by persons not employed by Bakkt, that could not easily be determined or learned by someone outside of Bakkt, that provides Bakkt with a competitive advantage, or that could be used to Bakkt’s disadvantage by a competitor; data or material of any of the Bakkt Entities in oral, written, electronic or any other form, including without limitation information relating to any of the Bakkt Entities’ business affairs, operations, regulatory matters, technology, systems, security, technical architecture, Intellectual Property (as defined in Section 8(b) below), trade secrets, know-how and details of any of the Bakkt Entities’ products and services, as well as research and development data; pricing policies, market studies and forecasts, competitive analyses, internal policies and procedures, financial information, capitalization information; the names of, and substance of agreements with, investors, employees, suppliers, customers and prospective customers; business and product development plans or strategies, marketing information, third-party information subject to a confidentiality obligation; and any other information, data or material of a nature that could reasonably be presumed confidential. Confidential Information does not include information that any of the Bakkt Entities has previously intentionally disclosed to the public or is otherwise in the public domain.

(b) You further acknowledge and agree that all Intellectual Property (defined herein) conceived, invented, developed and/or reduced to practice by you, alone or jointly with others, during your employment with the Bakkt Entities is the exclusive property of the Bakkt Entities, regardless of whether such Intellectual Property falls within the scope of your employment with the Bakkt Entities. You hereby agree that all Intellectual Property will be considered a Work Made For Hire pursuant to 17 U.S.C. § 101 and all rights, titles and interests therein will vest exclusively with the Bakkt Entities, and to the extent that any Intellectual Property will not qualify as a Work Made For Hire, to the extent you have not already done so, you hereby assign to the Bakkt Entities all of your right, title and interest in such Intellectual Property and agree to assist them, at their expense, to obtain patents, copyright and trademark registrations for Intellectual Property, to execute and deliver all documents and do any and all things deemed necessary and proper by the Bakkt Entities to obtain such patents and copyright and trademark registrations, and to execute specific assignments and other documents for such Intellectual Property as may be considered necessary or appropriate by the Bakkt Entities at any time. You will not place Intellectual Property in the public domain or disclose any Intellectual Property to third parties without the prior written consent of the Bakkt Entities. “Intellectual Property” will include all inventions, ideas, discoveries, patents, patent applications, registered and unregistered trademarks and service marks and all goodwill associated therewith and symbolized thereby, domain names, trademark applications and service mark applications, registered and unregistered copyrights (including without limitation databases and other compilations of information), confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, and computer software programs, and all other intellectual property, property and proprietary rights that, in the Bakkt Entities’ sole discretion, could be used within the scope of the Bakkt Entities’ business.

(c) The covenants contained in (i) the Terms of Employment you executed on October 3, 2018 (the “Terms of Employment”), and (ii) the Restated Class B Unit Award Agreement dated April 21, 2020 (the “Grant Agreement”) are incorporated by reference into this Agreement, and will continue in full force and effect following the Separation Date according to their terms. Except if and as modified herein, you hereby reaffirm the obligations under the Terms of Employment and the Grant Agreement and acknowledge that your obligations under the Terms of Employment and the Grant Agreement will be in addition to your obligations pursuant to the other covenants contained in this Section 8. For the avoidance of doubt, and notwithstanding anything to the contrary herein, in the event you materially violate any of the terms of this Agreement, the Terms of Employment or the Grant Agreement, Bakkt reserves all rights and remedies, including without limitation cancelling any units without consideration.

9. Return of Property. You agree that within five (5) days after the Separation Date, you will have returned to Bakkt all property belonging to it and/or the Bakkt Entities, including but not limited to: all proprietary and/or Confidential Information and documents in any form; any corporate credit card(s); any laptop computer, cell phone, smartphone, or mobile computing or communication device provided to you by Bakkt (and any related accessories, including chargers and power cords); any computer user name and password; any flash drives or other computer memory devices; and any key or card enabling access to any Bakkt office. You will similarly retire, cancel, and not use or attempt to use any access credentials to any Bakkt systems. You further acknowledge and agree that Bakkt will have no obligation to provide the benefits referred to above unless and until you have satisfied all your obligations pursuant to this paragraph. Notwithstanding any of the foregoing to the contrary, the Company agrees to arrange for retrieval, on reasonable notice and at no cost to you, of the safe that you currently possess at the Company’s request, and that your continued possession of such safe pending such retrieval shall not constitute a breach of this Section 9.

10. Reservation of Rights. Nothing in this Agreement, including the provisions of Sections 5, 6, 7, or 8, will prohibit you from responding truthfully to a valid subpoena or from filing a charge with, or participating in any investigation or proceeding conducted by, or making reports of possible or suspected violations of law or regulation to, a governmental agency, regulatory body or other law enforcement entity, or from making other disclosures that are protected under any law or regulation, or require you to notify Bakkt, or obtain its prior authorization, to do so. Nevertheless, you hereby represent that you are not aware of any factual or legal basis for any claim that any of the Bakkt Entities are in violation of any corporate compliance, or other regulatory obligation under international, federal, state or local law, rule or Bakkt policy, and that you are not entering into this Agreement in resolution of an asserted claim of employment discrimination, harassment, or retaliation. You further represent, warrant and agree that you had a full opportunity to report any such conduct and/or participate in an investigation into such conduct as appropriate.

11. Severability. If any provision of this Agreement is held by a court of competent jurisdiction or arbitrator to be illegal, void or unenforceable, this Agreement will be deemed amended by modifying or deleting, as necessary, such illegal, void or unenforceable provisions; however, the remaining provisions will be unaffected thereby and will be enforced to the maximum extent possible. Further, if a court or arbitrator should determine that any portion of this Agreement is overbroad or unreasonable, such provision will be given effect to the maximum extent possible by modifying, narrowing or enforcing in part, as necessary, that aspect of the provision found overbroad or unreasonable, and the remaining provisions or portions of this Agreement will be unaffected thereby and will remain in full force and effect to the fullest extent permitted by law. Additionally, each party agrees that in the event of any breach of this Agreement, the non-breaching party may seek all relief available at law and equity.

12. Miscellaneous.

(a) This Agreement is not intended, and will not be construed, as an admission that any of the Bakkt Entities has violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever against you.

(b) Should any provision of this Agreement require interpretation or construction, it is agreed by the parties that the entity interpreting or construing this Agreement will not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

(c) You acknowledge and agree that the obligations set forth above in Sections 5, 6, 7, 8 and 9, the Terms of Employment and the Grant Agreement (including if and to the extent modified herein), are continuing in nature.

13. Taxation and Withholding; 409A Compliance. Bakkt may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Agreement. In addition, it is Bakkt’s intention that all payments or benefits provided under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Agreement will be interpreted, administered and operated accordingly. If under this Agreement an amount is to be paid in installments, each installment will be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, Bakkt does not guarantee the tax treatment of any payments or benefits under this Agreement, including without limitation under the Code, federal, state, local or foreign tax laws and regulations. In no event may you, directly or indirectly, designate the calendar year of any payment under this Agreement. In the event the period of notice and payment referenced in Section 2 of this Agreement ends in the taxable year following your termination of employment, any severance payment or deferred compensation payment will be paid or commence in such subsequent taxable year if required under Section 409A of the Code.

14. Assignment. This Agreement is binding upon, and will inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

15. Governing Law; Arbitration.

(a) This Agreement will be construed and enforced in accordance with the laws of the State of Georgia without regard to the principles of conflicts of law.

(b) With the exception of a claim for injunctive relief, for which jurisdiction will be reserved in the federal and/or state courts in Atlanta, Georgia and with respect to which the parties consent to personal jurisdiction, any controversy or claim arising out of or relating to this Agreement or the breach thereof will be submitted to arbitration (i) pursuant to the procedures described in the Terms of Employment or (ii) if your Terms of Employment do not describe such procedures, in accordance with the rules of the American Arbitration Association (AAA) then applicable to employment-related disputes.

16. Entire Agreement. You understand that this Agreement, along with the Terms of Employment, the Grant Agreement (including if and to the extent modified herein) and the Indemnification Agreement between you and Bakkt dated as of October 15, 2021, constitutes the complete understanding between Bakkt and you, and supersedes any and all agreements, understandings, and discussions, whether written or oral, between you and any of the Bakkt Entities (other than claims for accrued and vested benefits under any applicable employee benefit or retirement plan of the Bakkt Entities, subject to the terms and conditions of such plan(s) and applicable law). No other promises or agreements will be binding unless in writing and signed by both Bakkt and you after the Effective Date of this Agreement.

17. Voluntary Agreement. You acknowledge that you: (a) have carefully read this Agreement in its entirety; (b) have been offered the opportunity to have at least thirty (30) days to consider the terms of this Agreement; (c) are hereby advised by Bakkt in writing to consult with an attorney of your choosing in connection with this Agreement; (d) fully understand the significance of all of the terms and conditions of this Agreement and have discussed them with your independent legal counsel, or had a reasonable opportunity to do so; (e) have had answered to your satisfaction any questions you have asked with regard to the meaning and significance of any of the provisions of this Agreement; and (f) are signing this Agreement voluntarily and of your own free will and agree to abide by all the terms and conditions contained herein.

18. Acceptance. You may accept this Agreement by signing it and returning it to Kim Jimenez within thirty (30) days of your initial receipt of it. The effective date of this Agreement shall be the date you sign it (the “Effective Date”). In the event you do not accept this Agreement in the time frame set forth above, this Agreement, including but not limited to the obligation of Bakkt to provide the Retained Equity Treatment referred to above, will be deemed automatically null and void.

19. Headings and Captions. The headings and captions herein are provided for reference and convenience only. They will not be considered part of this Agreement and will not be employed in the construction of this Agreement.

(Signatures appear on next page)

IN WITNESS WHEREOF, the parties have executed this Separation Agreement and General Release effective on the Effective Date.

By:	/s/ Adam Lee White
Adam Lee White

Date:	12/19/2021

Bakkt, LLC on behalf of itself and the Bakkt Entities

By:	/s/ Gavin Michael
Name:	Gavin Michael
Title:	Chief Executive Officer

Date:	12/20/2021

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